Exhibit 7.2

Original Principal Amount: US$543,478.26	Issue Date: August 12, 2022

Original Purchase Price: US$500,000
Original Issue Discount: US$43,478.26

SECURED PROMISSORY NOTE

For value received, Budding Equity Inc., a corporation incorporation incorporated under the federal laws of Canada, with an office located at 53 Cliff Gunn Road, Newmarket, Ontario L3X 3J7 (referred to hereinafter as the “Borrower”), hereby promises to pay to the order of International Star, Inc., a corporation incorporated under the laws of Nevada, or its registered assigns (the “Holder”), the principal sum of US$543,478.26 or so much as has been advanced in one or more tranches (the “Principal Amount”), together with interest accruing on the unpaid balance at a per annum rate of ten percent (10%) (the “Interest Rate”), and Default Interest accruing in case of default as further set forth below, on the dates set forth below or upon acceleration or otherwise, as set forth herein (or as may be amended, extended, renewed and refinanced, collectively, this “Note”).

The consideration to the Borrower for this Note is five hundred thousand Dollars ($500,000) (the “Consideration”) to be paid in one or more tranches (each, a “Tranche”). The first Tranche shall consist of a payment by Holder to Borrower on the Issue Date of no less than three hundred thousand Dollars ($300,000), from which the Holder shall retain five thousand dollars ($5,000) to cover a portion of its legal fees, and prepaid interest for the first six (6) months after the Issue Date, pursuant to Section 1.2. Additional Tranches shall be advanced at Holders discretion. Each of the Tranches shall be evidenced by a Flow of Funds Memorandum executed by the Borrower, a form of which is attached hereto as Appendix A.

The maturity date (“Maturity Date”) for all amounts owing outstanding hereunder shall be at the end of the period that begins from the date each Tranche is advanced and ends twenty four (24) months after the date hereof (such periods each referred to herein as a “Tranche Term”). The principal sum, as well as interest and other fees shall be due and payable in accordance with the payment terms set forth in Article I herein. This Note may not be prepaid in whole or in part except pursuant to Section 1.6 below or as otherwise explicitly set forth herein.

This Note carries an original issue discount of forty three thousand four hundred seventy eight and 26/100 Dollars ($43,478.26) (the “OID”), to cover the Holder’s accounting fees, due diligence fees, monitoring, and/or other transactional costs incurred in connection with the purchase and sale of the Note, which is included in the principal balance of this Note. Thus, the purchase price of this Note shall be five hundred thousand Dollars ($500,000), computed as follows: the Principal Amount minus the OID. The OID shall be earned upon the advance of each Tranche on a pro rata basis of their proportion of the total Consideration. [For example: upon the advance of the first Tranche, twenty six thousand eighty six and 96/100 Dollars ($26,086.96) shall be added to the principal amount of the outstanding Note in addition to the amount advanced, and the total amount owed, or the total principal amount, shall be three hundred twenty six thousand eighty six and 96/100 Dollars ($326,086.96)].

It is further acknowledged and agreed that the Principal Amount owed by Borrower under this Note shall be increased by the amount of all reasonable expenses incurred by the Holder in connection with the collection of amounts due, or enforcement of any terms pursuant to, this Note (“Collection Costs”). All such expenses shall be deemed added to the Principal Amount hereunder to the extent such expenses are paid or incurred by the Holder, whether or not litigation is commenced to enforce this Note.

This Note shall be a senior secured obligation of the Borrower with first priority over all current and future Indebtedness (as defined below) of the Borrower. The obligations of the Borrower under this Note are secured pursuant to the terms of the security agreements (the “Security Agreements”) of even date herewith by and between the Borrower and the Holder, terms of which are incorporated by reference and made part of this Note.

The assets of the Borrower are free of all liens, claims and encumbrances. The issuance of this Note is not subject to preemptive rights or other similar rights of shareholders or members, as applicable, of Borrower and will not impose personal liability upon the holder thereof.

1

The following additional terms shall also apply to this Note:

ARTICLE I. PAYMENTS

1.1 Principal Payments. The Principal Amount of the first Tranche shall be due and payable in accordance with the amortization schedule contained in Appendix B hereto, with any outstanding amounts due and payable on the Maturity Date. Amortization schedules for the principal amount of any future Tranche will be provided upon the advance of such Tranche and shall follow the same general formula for repayment as the first Tranche.

1.2 Principal Payments. Interest on this Note (i) is computed separately for each Tranche; (ii) is charged on a monthly basis (that is, for each month during each Tranche Term, the amount of accrued interest is determined by multiplying one twelfth (1/12th) of the Interest Rate by the sum of the principal amount plus, if applicable, any accrued and previously due but unpaid interest of such Tranche); and (iii) is payable on a monthly basis, provided however, that the initial six (6) months’ interest shall be payable by the Borrower on the Issue Date. See Appendix B, attached hereto, for a complete payment schedule for the first Tranche. Payment schedules for additional Tranche shall be provided upon distribution of such additional Tranches and shall follow the same general formula for repayment as the first Tranche.

1.3 Other Payment Obligations. All fees, penalties, and other charges, if any, due under this Note, shall be payable pursuant to the terms contained herein, but in any case, shall be payable no later than the Maturity Date.

1.4 Default Interest. Any amount of principal, interest, other amounts due hereunder or penalties on this Note, which is not paid by the due date as specified herein, or upon acceleration or otherwise, as set forth herein, shall in addition to other remedies contained herein, shall bear interest during the continuance of an Event of Default at the lesser of the rate of twenty four percent (24%) per annum or the maximum legal amount permitted by law (the “Default Interest Rate”), from the due date thereof until the same is paid (“Default Interest”). Wherever interest to be paid under this Note is to be calculated on the basis of any period of time that is less than a calendar year (a “deemed year”), such rate of interest shall be expressed as a yearly rate by multiplying such rate of interest for the deemed year by the actual number of days in the calendar year in which the rate is to be ascertained and dividing it by the number of days in the deemed year.

1.5 Payment Method. All payments of principal and interest due hereunder shall be paid by automatic debit, wire transfer, certified cheque or in coin or currency which, at the time or times of payment, is the legal tender for public and private debts in the United States and shall be made at such place as Holder or the legal holder or holders of the Note may from time to time appoint in a payment invoice or otherwise in writing, and in the absence of such appointment, then at the offices of Holder at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest, then to any late charges, fees, penalties, and the like, due and owing, and thereafter, any remainder will be credited to principal. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day and, in the case of any interest payment date which is not the date on which this Note is paid in full, interest shall continue to accrue during such extension. As used in this Note, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the cities of New York, New York or Toronto, Ontario are authorized or required by law or executive order to remain closed.

1.6 Prepayment. Borrower shall have the right at any time prior to the Maturity Date, upon thirty (30) days’ notice to the Holder, to prepay the Note, in whole or in part, by making a payment to Holder equal to the outstanding Principal Amount plus all interest through the Maturity Date plus any other amounts due under the Note. Notwithstanding any other provision of this Note, should the transaction whereby the Holder or an affiliate of the Holder acquires or otherwise amalgamates with the Borrower fail to close on or prior to the date that is six (6) months from the Issue Date of this Note, the Borrower may thereafter prepay this Note in full without notice, bonus or penalty, and such prepayment in an amount equal to all then outstanding principal and all accrued and unpaid interest then existing shall terminate this Note.

2

ARTICLE II. REPRESENTATIONS AND WARRANTIES AND COVENANTS

2.1 The Borrower hereby makes the following representations and warranties as of the date hereof to the Holder:

(a)               Compliance with Laws. No Borrower is in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation would materially and adversely affect the business, assets, liabilities, financial condition or operations of Borrower.

(b)               Compliance with Other Instruments. Borrower is not in violation or default of any terms of any Agreement, and the Borrower is not in violation of any provisions of any mortgage, indenture or contract to which it is a party and by which it is bound or of any judgment, decree, order or writ, other than such violations that would not individually or in the aggregate have a Material Adverse Effect on the Borrower. The execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated therein will not result in any such violation or be in conflict with, or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, decree, order or writ or an event that results in the creation of any Lien upon any assets of the Borrower or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Borrower, or its business or operations or any of its assets or properties. The sale of the Note is not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

(c)               Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of any of the Borrower, threatened against or affecting the Borrower, or any of its respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which: (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. The Borrower is not the subject of any Action involving a claim or violation of liability and security laws or fiduciary duty. There has not been, and to the knowledge of the Borrower, there is not pending or contemplated, any investigation by governmental authority involving the Borrower.

(d)               Title to Assets. Borrower has good and marketable title in all personal property owned by them that is material to this transaction, free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by this transaction and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties.

(e)               Taxes.

i.       Borrower has timely and properly filed all tax returns required to be filed by them for all years and periods (and portions thereof) for which any such tax returns were due, except where the failure to so file would not have a Material Adverse Effect; all such filed tax returns are accurate in all material respects; Borrowers has timely paid all taxes due and payable (whether or not shown on filed tax returns), except where the failure to so pay would not have exceeded $10,000 in the aggregate or have a Material Adverse Effect; there are no pending assessments, asserted deficiencies or claims for additional taxes that have not been paid; the reserves for taxes, if any, reflected in the financial statements are adequate, and there are no Liens for taxes on any property or assets of the Borrowers and any of its Affiliates (other than Liens for taxes not yet due and payable); there have been no audits or examinations of any tax returns by any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental or administrative division, department, agency, commission, instrumentality, official, organization, unit, body or entity) and any court or other tribunal (a “Governmental Body”), and the Borrower and its Affiliates have not received any notice that such audit or examination is pending or contemplated; no claim has been made by any Governmental Body in a jurisdiction where the Borrower do not file tax returns that it is or may be subject to taxation by that jurisdiction; to the knowledge of the Borrower, no state of facts exists or has existed which would constitute grounds for the assessment of any penalty or any further tax liability beyond that shown on the respective tax returns; and there are no outstanding agreements or waivers extending the statutory period of limitation for the assessment or collection of any tax.

ii.       The Borrower is not a party to any tax-sharing agreement or similar arrangement with any other Person.

3

(f)                Brokers and Finders. No person will have, as a result of the transactions contemplated herein, any valid right, interest or claim against or upon Borrower or the Holder for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Borrower.

(g)               Questionable Payments. Neither the Borrower or its directors, officers, employees have on behalf of the Borrower: (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (iii) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (iv) made any false or fictitious entries on the books and records of Borrower; or (v) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

(h)               Solvency. The Borrower has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (v) admitted in writing its inability to pay its debts as they come due; or (vi) made an offer of settlement, extension or composition to its creditors generally.

(i)                Disclosures. The Borrower has not provided the Holder or its agents or counsel with any untrue statements. The written materials delivered to the Holder in connection with the transactions contemplated herein do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

2.2 Commitment Shares. Upon the advance of the first Tranche by Holder to the Borrower, Borrower shall cause to be transferred to the Holder a number of shares of Borrower’s common stock such that the Holder (or, at the Holder’s sole discretion, any affiliate of the Holder) shall own six percent (6%) of the shares in the capital of the Borrower immediately following such transfer (the “Initial Equity Interest”). Upon the advance of an additional $200,000, in the aggregate, in one or more future Tranches by Holder, Borrower shall issue to the Holder, or cause to transferred to the Holder, an additional number of shares of Borrower’s common stock such that the Holder (or, at the Holder’s sole discretion, any affiliate of the Holder) shall own ten percent (10%) of the shares in the capital of the Borrower immediately following such issuance or transfer (the “Additional Equity Interest” and collectively with the Initial Equity Interest, the “Equity Interest”). Contemporaneous with closing, the Borrower, the transferring shareholders and the Holder shall enter into a share purchase/transfer agreement relating to the Commitment Shares upon terms and conditions mutually satisfactory.

2.3 The Borrower hereby covenants the following:

(a)	Purpose. The proceeds of this Note shall be used by the Borrower to fulfill purchase orders and for general working capital.

(b)	Right of Participation. For a period of eighteen (18) months from the date hereof, in the event Borrower or any Subsidiary or affiliate of the Borrower, proposes to offer and sell its securities, whether debt, equity, or any other financing transaction (each a “Future Offering”), the Holder shall have the right, but not the obligation, to participate in the purchase of the securities being offered in such Future Offering up to an amount equal to one hundred percent (100%) of the Principal Amount of this Note.

(c)	Right of First Refusal. If at any time while this Note is outstanding, the Borrower or any Subsidiary has a bona fide offer of capital or financing from any third party, then the Borrower must first offer such opportunity to the Holder to provide such capital or financing to the Borrower or Subsidiary on the same terms. Should the Holder be unwilling or unable to provide such capital or financing to the Borrower or Subsidiary within 10 days from Holder’s receipt of written notice of the offer (the “Offer Notice”) from the Borrower, then the Borrower or Subsidiary may obtain such capital or financing from that respective third party. The Offer Notice must be sent via electronic mail to avi@leonitecap.com Cc: dberger@bergerlawpllc.com.

4

(d)	Terms of Future Financings. So long as this Note is outstanding, upon any issuance of any security, or amendment to the terms of any security that was originally issued before the Issue Date, by the Borrower or any Subsidiary, with any term that the Holder reasonably believes is more favourable to the holder of such security or with a term in favour of the holder of such security that the Holder reasonably believes was not similarly provided to the Holder in this Note, then (i) the Borrower shall notify the Holder of such additional or more favorable term within three (3) business days of the issuance and/or amendment (as applicable) of the respective security, and (ii) such term, at Holder’s option, shall become a part of the transaction documents with the Holder (regardless of whether the Borrower complied with the notification provision of this Section 2.3(d)). The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing prepayment premium rate, interest rates, original issue discounts, stock sale price, private placement price per share, and warrant coverage. If Holder elects to have the term become a part of the transaction documents with the Holder, then the Borrower shall immediately deliver acknowledgment of such adjustment in form and substance reasonably satisfactory to the Holder (the “Acknowledgment”) within three (3) business days of Borrower’s receipt of request from Holder (the “Adjustment Deadline”), provided that Borrower’s failure to timely provide the Acknowledgement shall not affect the automatic amendments contemplated hereby.

(e)	Registration Rights. Within twelve (12) months of the Issue Date, Borrower shall be required to file, or support the filing of, as the case may be, a registration statement with the SEC for a Future Offering. The Borrower shall actively employ commercially reasonable best efforts to cause or support, as the case may be, such registration statement to become effective within twenty four (24) months of the Issue Date.

(f)	Piggyback Registration.

In this Section:

a)	“Offering Document” means any document prepared in accordance with applicable Securities Laws that qualifies securities of a Person for sale as may be necessary to file under the Securities Laws in order for such securities to become freely tradable to the public in the applicable jurisdictions.

b)	“Registrable Securities” shall mean any common shares, or any shares of the Borrower acquired by the Holder on or after the date hereof.

c)	“Securities Laws” means, collectively, applicable securities laws and the respective regulations, instruments and rules made under those securities laws together with all applicable published policy statements, notices, blanket orders and rulings of the applicable securities commissions or regulatory authorities and the applicable rules and requirements of any stock exchange on which the applicable securities are listed or are to be listed.

The Borrower shall notify the Holder in writing at least thirty (30) calendar days prior to the filing of any Offering Document under the Securities Laws for purposes of a public offering of securities of the Borrower or any Subsidiary or Affiliate of the Borrower, whether or not for sale for its own account, and will afford the Holder a reasonable opportunity to include in such Offering Document all or part of the Registrable Securities held by the Holder. The Holder, to the extent it desires to include in any such Offering Document all or any part of the Registrable Securities held by it, shall, within fifteen (15) calendar days after receipt of the above-described notice from the Borrower, so notify the Borrower in writing. Such notice shall state the intended method of disposition of the Registrable Securities by the Holder. The Borrower shall use its commercially reasonable efforts to include such Registrable Securities in any Offering Document under the Securities Laws that the Borrower has been so requested to include by the Holder. The failure to register the Registrable Securities pursuant to this Section shall constitute an Event of Default.

(g)	Payment of Proceeds. Notwithstanding the scheduled principal payments owing pursuant to Section 1.1, the Borrower shall pay to the Holder, at the Holder’s sole discretion, all of the proceeds received on account of any of the following, in order to reduce the Principal amount then owing:

i.	any sale of assets outside of the ordinary course of business by the Borrower or Subsidiaries in excess of $25,000 in each instance or in the aggregate;

5

ii.	any issuance of debt of the Borrower or Subsidiaries in excess of $25,000 in each instance or in the aggregate;

iii.	any proceeds of insurance of the Borrower or Subsidiaries $25,000 in each instance or in the aggregate; or

iv.	any issuance of equity of the Borrower or Subsidiaries, including any equity issuance contemplated by Section 2.3(d).

For greater certainty, each reference herein to the “Borrower” is intended to include the Borrower and its subsidiaries; and paragraphs (ii) and (iv) above remains subject to the prior written consent of the Holder in accordance with paragraph (k)(v) below.

(h)

New Note. In the event that the Borrower merges or amalgamates with any other entity or completes any form of reorganization at any time, the Borrower shall, at the Holder’s sole discretion, deliver an amended and restated Note to Holder to appropriately reflect such events.

(i)	Audit. The Borrower shall use commercially reasonable efforts to complete an audit prior to any Future Offering.

(j)	Transfer of Indebtedness. In connection with any Future Offering, the Borrower shall cause all indebtedness of the Borrower and its officers to be transferred into the public vehicle.

(k)	Additional Negative Covenants. The Borrower shall not:

i.	change the nature of its business; or

ii.	sell, divest, change the structure of any material assets other than in the ordinary course of business; or

iii.	enter into any variable rate transactions; or

iv.	accept Merchant-Cash-Advances or similar financing instruments; or

v.	issue any debt or enter into any Future Offering without the prior written consent of the Holder.

ARTICLE III. EVENTS OF DEFAULT

3.1       It shall be considered an event of default if any of the following events listed in this Article III (each, an “Event of Default”) shall occur:

(a)	Payment. The Borrower fails to pay the principal hereof or interest thereon when due on this Note, whether at maturity, upon acceleration or otherwise. With respect to any due date herein, time shall be considered to be of the essence and in each case, the non-payment of any amount due hereunder shall have no cure period;

(b)	Sale/Disposition. The sale or other disposition of a material portion of the Borrower’s businesses or assets;

(c)	Representations. Any representation or warranty of the Borrower made herein, or in any agreement, statement or certificate given pursuant hereto or in connection herewith, is false or misleading in any material respect and the breach of which has had (or with the passage of time will have) a material adverse effect on the rights of the Holder with respect to this Note, and the other documents executed in connection therewith (collectively, the “Transaction Documents”);

6

(d)	Covenants. Any breach of any covenant by the Borrower hereunder or under any of the other Transaction Documents;

(e)	Illegality. Any court of competent jurisdiction issues an order declaring this Note, any of the other Transaction Documents or any provision hereunder or thereunder to be illegal;

(f)	Material Adverse Change – Financial. Any material adverse change in the financial condition of any of the Borrower;

(g)	Material Adverse Effect. The failure by Borrower to maintain any intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future), to the extent that such failure would result in a material adverse condition or material adverse change in or affecting the business operations, properties or financial condition of Borrower or any of its subsidiaries (a “Material Adverse Effect”);

(h)	Legal proceedings. Commencement of any legal proceedings against any of the Borrower claiming damages in excess of twenty five thousand Dollars ($25,000);

(i)	Judgement. In any money judgment, process is entered or filed against any of the Borrower or any of their property or other assets of more than $25,000 which remains unvacated, unbonded or unstayed for a period of 20 days, unless otherwise consented to by Holder;

(j)	Voluntary Bankruptcy or Insolvency. The Borrower (i) commences or institutes any application, proceeding or other action under any statute, rule or regulation relating to bankruptcy, insolvency, winding-up, reorganization, administration, plans of arrangement, relief or protection of debtors including without limitation any Bankruptcy and Insolvency Law or any applicable corporate legislation, seeking (A) to have an order for relief entered with respect to it, or (B) to adjudicate it as bankrupt or insolvent, or (C) reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, compromise, arrangement, stay of proceedings of creditors generally, or other relief with respect to it or its debts, or (D) appointment of a receiver, interim receiver, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any part of its assets; (ii) makes a general assignment for the benefit of its creditors; (iii)declares a general moratorium on payment of its indebtedness or interest thereon, or proposes a compromise or arrangement between it and any of its creditors; or (iv)takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in this paragraph (j);

(k)	Involuntary Bankruptcy or Insolvency. With respect to the Borrower: (i) there is commenced against such party in a court of competent jurisdiction any application, proceeding or other action of a nature referred to in paragraph (j) above which (A) results in the entry of an order for relief or any such adjudication or appointment, or (B) remains undismissed, undischarged, unstayed or unbonded for 45 days; (ii) there is commenced against such party any application, proceeding or other action seeking issuance of a warrant of seizure and sale, execution, garnishment or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or (iii) such party is unable to, or admits in writing its inability to, pay its debts as they become due;

(l)	Liquidation. Any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business;

(m)	Cessation of Operations. Any cessation of operations by the Borrower or the Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower’s ability to continue as a “going concern” shall not be an admission that the Borrower cannot pay its debts as they become due;

7

(n)	Cross-Default. Notwithstanding anything to the contrary contained in this Note or the other related or companion documents, a breach or default by the Borrower of any covenant or other term or condition contained in any of the other financial instrument, including but not limited to all promissory notes, currently issued, or hereafter issued, by the Borrower, to the Holder or any other third party (the “Other Agreements”), after the passage of all applicable notice and cure or grace periods, that results in a Material Adverse Effect shall, at the option of the Holder, be considered a default under this Note, in which event the Holder shall be entitled to apply all rights and remedies of the Holder under the terms of this Note by reason of a default under said Other Agreement or hereunder; or

(o)	Failure to File Registration Statement. The failure of the registration statement pursuant to Section 2.3(e) to have been filed, or the failure of the Borrower to actively employ commercially reasonable best efforts to support such registration statement to become effective within twenty four (24) months of the Issue Date pursuant to Section 2.3(e).

3.2 Notwithstanding anything to the contrary contained in this Note or the other Transaction Documents including but not limited to the Security Agreements, a breach or default by the Borrower of any covenant or other term or condition contained in any of the Transaction Documents, shall, after the passage of all applicable notice and cure or grace periods, if any, be an Event of Default under this Note, in which event the Holder shall be entitled to apply all of the rights and remedies for default provided by applicable law and as set forth in this Note or any of the other Transaction Documents.

3.3 Upon the occurrence of any Event of Default specified in this Article III:

(a)	This Note, shall immediately become due and payable all without demand, presentment or notice, all of which are expressly waived by the Borrower, and the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount (the “Default Amount”) equal to the Principal Amount then outstanding plus accrued interest (including any Default Interest), late charges, Collection Costs, legal fees, and any and all other costs, fees, and penalties due and owing under applicable law or pursuant to this Note, as applicable through the date of full repayment;

(b)	Borrowers shall incur a monthly monitoring fee of five thousand Dollars ($5,000) to cover Holder’s expenses (the “Monitoring Fee”), for each month until the Note is paid in full;

(c)	Default Interest shall accrue on the Default Amount subject to Section 1.4; and

(d)	The Holder shall be entitled to exercise all of its rights and remedies available in law or in equity, including without limitation those set forth herein and in the other Transaction Documents.

ARTICLE IV. MISCELLANEOUS

4.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2 Waiver of Presentment. Borrowers waive presentment for payment, notice of dishonor, protest and notice of protest.

4.3 Severability. In the event that any provision herein is determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any other provision, all of which shall remain in full force and effect.

4.4 Integration. This Note may not be modified or amended except by written agreement signed by Borrowers and Holder. All provisions contained herein are the final terms of this Note which have be negotiated between, and agreed upon by, the parties herein. In the event of any conflict or inconsistency regarding the collateral pledged by the Borrowers to secure this Note, the Security Agreements will control. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

8

4.5 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, facsimile, or electronic mail addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery, upon electronic mail delivery, or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be as follows:

If to the Borrower, to

53 Cliff Gunn Rd

Newmarket, Ontario L3X 3J7

Attention: Daniel Rubin

Email: dan@buddingequity.com

If to the Holder, to

c/o Raskin Legal

10 Keri Lane

Spring Valley, New York 10977

E-Mail: zr@raskinlegal.com

Attention: Zvi Raskin

4.6 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns.

4.7 Governing Law. This Note shall be governed by and construed in accordance with the laws of the Province of Ontario without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the courts located in such Province. The parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. THE BORROWER IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTIONS CONTEMPLATED HEREBY. The prevailing party shall be entitled to recover from the other party its reasonable legal fees and costs. In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Note or any other Transaction Documents by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

4.8 Certain Amounts. Whenever pursuant to this Note the Borrower is required to pay an amount in excess of the outstanding principal amount (or the portion thereof required to be paid at that time) plus accrued and unpaid interest plus Default Interest on such interest, the Borrower and the Holder agree that the actual damages to the Holder from the receipt of cash payment on this Note may be difficult to determine and the amount to be so paid by the Borrower represents stipulated damages and not a penalty.

9

4.9 Remedies. The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Note, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

4.10 Usury. To the extent it may lawfully do so, the Borrower hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any action or proceeding that may be brought by the Holder in order to enforce any right or remedy under this Note. In the event that any provision of this Note or any other Transaction Document would oblige the Borrower or any Guarantor to make any payment of interest or any other payment which is construed by a court of competent jurisdiction to be interest in an amount or calculated at a rate which would be prohibited by applicable law or would result in a receipt by the Holder of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted nunc pro tunc to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by the Holder of interest at a criminal rate, such adjustment to be effected, to the extent necessary as follows: (a) first, by reducing the amount or rate of interest required to be paid under this Note; and (b) thereafter, by reducing any fees, commissions, premiums or other amounts required to be paid to the Holder which would constitute interest for the purposes of Section 347 of the Criminal Code (Canada). If, notwithstanding the provisions of this provision and after giving effect to all adjustments contemplated thereby, the Holder shall have received an amount in excess of the maximum permitted by applicable law, then such excess shall be applied by the Holder to the reduction of the principal balance of the outstanding principal hereunder and not to the payment of interest, or if such excessive interest exceeds such principal balance, such excess shall be refunded to the Borrower or Guarantor, as applicable.

4.11 Opportunity to Consult with Counsel. The Borrower represents and acknowledges that it has been provided with the opportunity to discuss and review the terms of this Note and the other Transaction Documents with its counsel before signing it and that it is freely and voluntarily signing the Transaction Documents in exchange for the benefits provided herein. In light of this, the Borrower will not contest the validity of Transaction Documents and the transactions contemplated therein. The Borrower further represents and acknowledges that it has been provided a reasonable period of time within which to review the terms of the Transaction Documents.

4.12 Consent to Judgment. The Borrower acknowledges that the Holder has been granted a consent to judgement by the Borrower, and that the Holder has advanced the Purchase Price hereunder only on condition of receiving the foregoing, and that the Holder may register such consent to judgement with the Ontario Superior Court of Justice or such other applicable Court.

4.13 Confidentiality. Holder and Borrower acknowledge that the existence and the terms of this Note and any oral or written information exchanged in connection with the preparation and performance of this Note and other related documents, all of which shall remain confidential. Without obtaining written consent the existence of the Note and other related documents shall not be disclosed to any third party, except for information that (a) is or will be in the public domain; or (b) is under the obligation to be disclosed pursuant to applicable law or regulations.

4.14 Currency. Unless otherwise stated, all references in this Note to dollar amounts, "dollars" or "$" are references to United States dollars.

4.15 Judgment Currency. (a) If, for the purpose of obtaining a judgment in any court, it is necessary to convert a sum due to the Holder in any currency (the "Original Currency") into another currency (the "Other Currency"), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Holder may purchase the Original Currency with the Other Currency on the Business Day preceding the day on which the final judgment is given or, if permitted by Applicable Law, on the day on which the judgment is paid or satisfied. (b) The obligations of the Borrower in respect of any sum due in the Original Currency from it to the Holder under any of the Loan Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Holder of any sum adjudged to be so due in the Other Currency, the Holder may, in accordance with normal banking procedures, purchase the Original Currency with the Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Holder in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding the judgment, to indemnify the Holder against any loss and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Holder in the Original Currency, the Holder shall remit such excess to the Borrower.

10

4.16 Electronic Signatures and Electronic Delivery. Each party agrees that the electronic signatures, whether digital or encrypted, of the parties included in this Note are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record[, including facsimile or email electronic signatures. Delivery of an executed copy of this Note by facsimile or electronic transmission constitutes valid and effective delivery.

4.17 Limitations Act. The undersigned agrees that limitation periods established by the Limitations Act, 2002 (Ontario), other than the ultimate 15 year limitations period, do not apply to this Note.

[signature page to follow]

11

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name as of the date first written above.

BUDDING EQUITY INC.

Per:	/s/ Daniel Rubin
Name:	Daniel Rubin
Title:	CEO

Per:	/s/ David Rubin
Name:	David Rubin
Title:	CFO

12

APPENDIX A

(Form of Flow of Funds Memorandum)

International Star, Inc.

Flow of Funds Memorandum

CLOSING DATE:_________________ , 2022

Set forth below is the flow of funds that will occur on__________________ , 2022, in connection with the closing of the_________ Tranche contemplated by that certain Secured Promissory Note dated________________ , 2022, as amended from time to time (the “Transaction Documents”), between International Star, Inc. (“Holder”) and Budding Equity Inc., (the “Borrower”).

[Prior to this ____________ Tranche, Holder has advanced $______________ pursuant to the Transaction Documents.]

Upon the closing of this _______________ Tranche, the total advanced by Holder pursuant to the Transaction Documents will be $________.

As per the terms of the Transaction Documents, upon the closing of this__________ Tranche, the Principal Amount of the Note shall increase by $______________ , including OID of $________.

This memorandum shall serve as the Borrower’s confirmation as to the disbursement of the proceeds from said funding.

Transaction	Amount	Funding Instructions
1. Withholding of Legal Fees	$____________	N/A
2. Withholding of Prepaid Interest	$____________	N/A
3. Payment of net proceeds to the Borrower	$____________	Holder makes wire transfer to: Budding Equity Inc.
[address of Borrower]

Bank Name:
Bank Address:

Account Number:
Routing Number:

AGREED AND ACCEPTED AS OF THE DATE FIRST WRITTEN ABOVE:

BUDDING EQUITY INC.

By: _______________________

Name: _____________________

Title: ______________________

13

APPENDIX B

(Payment schedule for the first tranche)

Date		Interest	Principal	Total Payment
8/___/2022	*	$16,304.35	–	$16,304.35
9/___/2022		–	–	–
10/___/2022		–	–	–
11/___/2022		–	–	–
12/___/2022		–	–	–
1/___/2023		–	–	–
2/___/2023		–	–	–
3/___/2023		$2,717.39	–	$2,717.39
4/___/2023		$2,717.39	–	$2,717.39
5/___/2023		$2,717.39	–	$2,717.39
6/___/2023		$2,717.39	–	$2,717.39
7/___/2023		$2,717.39	–	$2,717.39
8/___/2023		$2,717.39	–	$2,717.39
9/___/2023		$2,717.39	$27,173.91	$29,891.30
10/___/2023		$2,717.39	$27,173.91	$29,891.30
11/___/2023		$2,717.39	$27,173.91	$29,891.30
12/___/2023		$2,717.39	$27,173.91	$29,891.30
1/___/2024		$2,717.39	$27,173.91	$29,891.30
2/___/2024		$2,717.39	$27,173.91	$29,891.30
3/___/2024		$2,717.39	$27,173.91	$29,891.30
4/___/2024		$2,717.39	$27,173.91	$29,891.30
5/___/2024		$2,717.39	$27,173.91	$29,891.30
6/___/2024		$2,717.39	$27,173.91	$29,891.30
7/___/2024		$2,717.39	$27,173.91	$29,891.30
8/___/2024		$2,717.39	$27,173.91	$29,891.30

*       Date of Advance of 1st Tranche

14